Exhibit 99.1

Contacts: West Marine, Inc.

Eric Nelson, Senior Vice President and Chief Financial Officer

(831) 761-4489

Russell Solt, Director of Investor Relations

(831) 761-4229

WEST MARINE REPORTS FIRST QUARTER RESULTS

AND ANNOUNCES NEW INITIATIVES

WATSONVILLE, CA, April 28, 2005 - West Marine, Inc. (Nasdaq: WMAR) today reported net sales for the quarter ended April 2, 2005 of $125.3 million, down 3.0% from net sales of $129.2 million in 2004. Net loss for the quarter was ($5.5 million), or ($0.26) per share, compared to a net loss of ($3.1 million), or ($0.15) per share, a year ago and consistent with previously reported guidance. In addition, West Marine today is announcing certain long-term strategic initiatives and updating guidance for 2005.

First Quarter Results

Comparable store net sales for the first quarter decreased (6.8%), as compared to the same period a year ago. In the first quarter last year, comparable store sales increased 10.2%. Comparable store sales by region for the first quarter were as follows: Northeast down (22.4%), Southeast up 1.3% and Western down (4.8%). Net sales and comparable store sales for the first quarter of 2005 were slightly lower than previously reported results due to adjustments for our newly implemented customer rebate program.

Peter Harris, West Marine’s chief executive officer since the beginning of this year, stated, “The first quarter results are disappointing, primarily because boating season activity was delayed in markets from the mid-Atlantic states up into the northeast and across to the Great Lakes. Clearly, customers are not inspired to start boating when it still looks and feels like winter. Put into context, however, the first quarter typically is less than 20% of our annual revenue and also our weakest quarter.

New Initiatives

“Today we are announcing bold new initiatives. They reflect my time spent listening to and learning from our customers and our associates, as well as reviewing statistical information produced by our strong infrastructure. Now, with a clear understanding of where we are and with a focus on long-term shareholder value, we are launching a number of initiatives designed to improve inventory turnover, increase comparable store sales and strengthen our operations:

•	lower our inventories without reducing merchandise in-stock levels for our customers by reducing inventory purchases in 2005;

•	increase customer traffic, expand our market share and strengthen customer loyalty by refocusing on value pricing in certain key merchandise areas;

•	increase store sales by increasing associate hours in our stores during peak selling periods;

•	expand our efforts to build sales through the Internet channel;

•	delay some stores that we planned to open during the key boating season, shifting out the schedule for opening the remaining new stores this year;

•	restructure our merchandising organization to add accountability and allow for more assortment strategy and analysis.

Updated 2005 Guidance

“We designed these far-reaching initiatives with a view toward long-term growth and we believe they will have a negative effect on our earnings in the short term. Based on our analysis of first quarter results and the initiatives outlined above, we now believe that earnings for 2005 will be in the range of $1.10 to $1.15 per share. We are projecting net sales in 2005 ranging from $717 million to $722 million, based upon relatively flat comparable store sales and opening 50 to 53 new stores during the year. In the long-term, we believe these new initiatives will create a stronger West Marine that will outperform previously anticipated results over several years.”

About West Marine

West Marine, Inc. is the nation’s largest specialty retailer of boating supplies and apparel, with 383 stores in 38 states, Canada and Puerto Rico, and more than $680 million in annual sales. The Company’s catalog and Internet channels offer customers approximately 50,000 products – far more than any competitor – and the convenience of being able to exchange catalog and Internet purchases at its retail stores. The Company’s Port Supply division is the country’s largest wholesale distributor of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies.

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, among other things, statements that relate to West Marine’s future plans, expectations, objectives, performance and similar projections, as well as facts and assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. Risks and uncertainties include the Company’s ability to increase sales at its existing stores and expand through the opening of new stores, competitive pricing pressures, inventory management and shrink issues, the market share erosion faced by the Company’s Direct Sales division as West Marine and its competitors open new stores, the level of consumer spending on recreational water sports, boating supplies and fluctuations in fuel prices. The Company’s operations could be adversely affected if unseasonably cold weather, prolonged winter conditions, natural disasters, such as hurricanes, or extraordinary amounts of rainfall occur during the peak boating season in the second and third quarters, and other risk factors described from time to time in West Marine’s filings with the Securities and Exchange Commission, including West Marine’s annual report on Form 10-K for the period ended January 1, 2005. West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

WEST MARINE, INC.

Condensed Consolidated Balance Sheet Data

(Unaudited, in thousands except share data)

	Apr. 2, 2005	Jan. 1, 2005	Apr. 3, 2004
ASSETS
Current assets:
Cash	$8,288	$5,459	$7,598
Trade receivables, net	8,095	6,209	8,624
Merchandise inventories	368,184	346,663	344,374
Other current assets	33,310	29,156	26,496

Total current assets	417,877	387,487	387,092
Property and equipment, net	88,410	82,292	79,232
Goodwill	56,905	56,905	56,905
Intangibles	2,478	2,557	2,796
Other assets	3,337	3,074	4,095

Total assets	$569,007	$532,315	$530,120

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$74,317	$65,421	$68,960
Accrued expenses	25,686	28,145	21,327
Deferred current liabilities	6,730	6,729	3,480

Total current liabilities	106,733	100,295	93,767
Long-term debt	157,907	124,064	162,846
Deferred items and other non-current obligations	13,627	13,525	11,303

Total liabilities	278,267	237,884	267,916
Stockholders’ equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	—	—	—
Common stock, $.001 par value: 50,000,000 shares authorized; issued and outstanding: 21,025,270 at April 2, 2005, 20,984,240 at January 1, 2005, and 20,722,482 at April 3, 2004	21	21	21
Additional paid-in capital	157,333	155,400	151,742
Accumulated other comprehensive income	186	305	356
Retained earnings	133,200	138,705	110,085

Total stockholders’ equity	290,740	294,431	262,204

Total liabilities and stockholders’ equity	$569,007	$532,315	$530,120

West Marine, Inc.

Condensed Consolidated Statements of Operations Data

For the 13 weeks ended April 2, 2005 and April 3, 2004

(Unaudited, in thousands except per share amounts)

	13 Weeks Ended April 2, 2005		13 Weeks Ended April 3, 2004
Net sales	$125,338	100.0%	$129,196	100.0%
Cost of goods sold, including buying and occupancy	92,510	73.8%	95,475	73.9%

Gross profit	32,828	26.2%	33,721	26.1%
Selling, general and administrative expenses	40,217	32.1%	37,003	28.6%

Loss from operations	(7,389)	-5.9%	(3,282)	-2.5%
Interest expense	1,635	1.3%	1,777	1.4%

Loss before taxes	(9,024)	-7.2%	(5,059)	-3.9%
Income taxes	(3,519)	-2.8%	(1,973)	-1.5%

Net loss	$(5,505)	-4.4%	$(3,086)	-2.4%

Net loss per common and common equivalent share - (basic & diluted)	$(0.26)		$(0.15)
Weighted average common and common equivalent shares outstanding - (basic & diluted)	20,939		20,365
Stores open at the end of period	383		348